SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Huttig Building Products, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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555 Maryville University Dr.

Suite 400

St. Louis, Missouri 63141

March 18, 2016

Dear Huttig Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Huttig Building Products, Inc., to be held at 8 a.m., local time, on Tuesday, April 26, 2016 at the St. Louis Marriott West at 660 Maryville Centre Drive, St. Louis, Missouri 63141.

The Notice of Annual Meeting and Proxy Statement on the following pages describe the matters to be presented at the meeting. Management will report on current operations and there will be an opportunity for discussion of the Company and its activities. Our Annual Report for fiscal year 2015 accompanies this Proxy Statement.

It is important that your shares be represented at the meeting regardless of the size of your holdings. If you are unable to attend in person, we urge you to participate by voting your shares by proxy. You may do so by filling out and returning the enclosed proxy card, or by using the Internet address or the toll-free telephone number on the proxy card.

Sincerely,

Jon P. Vrabely

President and Chief Executive Officer

Huttig Building Products, Inc.

555 Maryville University Dr.

Suite 400

St. Louis, Missouri 63141

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON APRIL 26, 2016

March 18, 2016

Huttig Building Products, Inc. will hold its 2016 Annual Meeting of Stockholders on Tuesday, April 26, 2016 at 8 a.m., local time at the St. Louis Marriott West at 660 Maryville Centre Drive, St. Louis, Missouri 63141 for the following purposes:

1. To elect one director to serve a one-year term expiring in 2017;

2. To elect three directors to each serve a three-year term expiring in 2019;

3. To approve, by a non-binding advisory vote, the compensation paid by the Company to its named executive officers;

4. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2016; and

5. To transact such other business as may properly come before the meeting and all adjournments and postponements thereof.

The Board of Directors has fixed February 29, 2016 as the record date for the purpose of determining stockholders entitled to notice of and to vote at the Annual Meeting and all adjournments thereof. A list of stockholders entitled to vote at the Annual Meeting will be available for ten days prior to the meeting at our executive offices at 555 Maryville University Dr., Suite 400, St. Louis, Missouri 63141.

In order to assure a quorum, it is important that stockholders who do not expect to attend the meeting in person fill in, sign, date and return the enclosed proxy card in the accompanying envelope, or use the Internet address or toll-free telephone number set forth on the enclosed proxy card to vote their shares. Any stockholder attending the meeting may vote in person even if that stockholder has previously returned a proxy.

By Order of the Board of Directors,

Jon P. Vrabely

President & Chief Executive Officer

HUTTIG BUILDING PRODUCTS, INC.

555 Maryville University Dr.

Suite 400

St. Louis, Missouri 63141

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON APRIL 26, 2016

The Board of Directors of Huttig Building Products, Inc. (“Huttig” or the “Company”) is soliciting the enclosed proxy for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held at the St. Louis Marriott West at 660 Maryville Centre Drive, St. Louis, Missouri 63141 on Tuesday, April 26, 2016 at 8 a.m., local time, and at any adjournments or postponements thereof. Shares represented by the enclosed proxy, when properly executed, returned prior to the Annual Meeting and not revoked, will be voted in accordance with the directions thereon. If no directions are indicated on a proxy for a particular matter that is properly executed and returned prior to the Annual Meeting and not revoked, the shares represented by the proxy will be voted “For” each nominee for election as a director, “For” the proposal to approve, by a non-binding advisory vote, the compensation paid by the Company to its named executive officers, and “For” the proposal to ratify the selection of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2016, as the case may be. If any other matter should be presented at the Annual Meeting upon which a vote may properly be taken, the shares represented by the proxy will be voted with respect thereto in accordance with the discretion of the person or persons holding such proxy.

The first date on which this Proxy Statement, the enclosed proxy card and the 2015 Annual Report are being sent to the Company’s stockholders entitled to notice of and to vote at the Annual Meeting is on or about March 18, 2016.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE STOCKHOLDER MEETING TO BE HELD ON APRIL 26, 2016

This Proxy Statement and the 2015 Annual Report to Stockholders are available at www.edocumentview.com/HBP.

How to Vote

Stockholders may vote by marking their proxy, dating and signing it and returning it to the Corporate Secretary in the enclosed envelope. As an alternative to using the written form of proxy, stockholders may also vote their proxy by using the toll-free number listed on the proxy card or by voting via the Internet. The telephone voting and Internet voting procedures are designed to authenticate votes cast by use of a Personal Identification Number. The procedures allow stockholders to appoint a proxy to vote their shares and to confirm that their instructions have been properly recorded. Specific instructions to be followed by any stockholder of record interested in voting by telephone or the Internet are set forth on the enclosed proxy card. If your shares are held in the name of a bank or broker, follow the voting instructions on the form you receive from that firm. The availability of telephone or Internet voting will depend on that firm’s voting processes.

How to Revoke a Vote

Stockholders may revoke proxies at any time prior to the voting of the proxy by (a) providing written notice to the Company, (b) submitting a new later-dated proxy via the Internet, (c) telephone or by mail, or (d) voting in person at the Annual Meeting.

Special Voting Rules for Participants in Huttig’s 401(k) Plan

If you participate in the Huttig Building Products, Inc. Savings and Profit Sharing Plan (the “401(k) Plan”), you will receive one proxy with respect to all of your shares of Huttig stock registered in the same name. If your accounts are not registered in the same name, you will receive a separate proxy with respect to each registered name for which you have an account. Shares of Huttig common stock held in the 401(k) Plan will be voted by The Prudential Investment Company of America, as trustee of the 401(k) Plan, as directed by 401(k) Plan participants.

Participants in the 401(k) Plan should indicate their voting instructions for each action to be taken at the Annual Meeting on the Huttig proxy. All voting instructions from the 401(k) Plan participants will be kept confidential. If a participant fails to vote, the Huttig shares allocated to such participant will be voted in accordance with the pro rata vote of the participants in the 401(k) Plan who did provide voting instructions to the trustee.

Outstanding Shares and Required Votes

As of the close of business on February 29, 2016, the record date for determining stockholders entitled to vote at the Annual Meeting, the Company had issued and outstanding 25,077,042 shares of common stock, par value $0.01 per share. Each share of common stock is entitled to one vote on each matter to be voted on at the Annual Meeting. At the Annual Meeting, a quorum will be present if at least a majority of the total number of outstanding shares of our common stock are present, either in person or represented by proxy.

Directors will be elected by a plurality of the votes cast by holders of shares of common stock present in person or represented by proxy and entitled to vote at the Annual Meeting. Votes may be cast in favor of a director nominee or withheld, and the nominees receiving the highest number of favorable votes will be elected as directors of the Company. Because, at this year’s Annual Meeting, there are as many nominees (four) as there are directors to be elected (four), a director nominee is assured of being elected if he or she receives any “For” votes, regardless of how many withheld votes are cast for that director.

The ratification of the appointment of KPMG LLP and the advisory approval of the compensation paid by the Company to its named executive officers each require the affirmative vote of a majority of the votes cast by the holders of shares of common stock present in person or represented by proxy and entitled to vote at the Annual Meeting.

Abstentions and broker non-votes are counted as present or represented for purposes of determining whether a quorum is present at the Annual Meeting. Stockholders may abstain from voting on any or all proposals expected to be brought before the meeting except for the election of directors. For the other matters, abstentions do not count as votes cast for or against a matter and, therefore, will not affect the outcome of the voting with respect to such matters at the meeting.

A broker non-vote occurs with respect to a particular matter when a broker returns a proxy card but does not vote on the matter because the broker does not have the discretionary authority to do so in the absence of voting instructions from the beneficial owner. Brokers have discretionary authority to vote on Item 4, the ratification of the appointment of KPMG LLP; however, brokers do not have discretionary authority to vote on the election of directors or on any of the other items to be considered at the Annual Meeting if the broker does not receive voting instructions from you. Broker non-votes do not count as votes cast for or against a matter or as shares “entitled to vote,” and therefore will not affect the outcome of the voting at the Annual Meeting. Shares represented by proxies that are marked “withhold” with respect to the election of one or more directors will be counted as present in determining whether there is a quorum.

Householding of Materials

In some instances, only one copy of this Proxy Statement or the 2015 Annual Report is being delivered to multiple stockholders sharing an address, unless we have received instructions from one or more of the stockholders to continue to deliver multiple copies. We will deliver promptly upon oral or written request a separate copy of this Proxy Statement or the 2015 Annual Report, as applicable, to any stockholder at your address. If you wish to receive a separate copy of this Proxy Statement or the 2015 Annual Report, you may call us at 314-216-2600 or send a written request to 555 Maryville University Dr., Suite 400, St. Louis, MO 63141, Attn: Corporate Secretary. Alternatively, stockholders sharing an address who now receive multiple copies of this Proxy Statement or the 2015 Annual Report may request delivery of a single copy also by calling us at the number or writing to us at the address listed above.

ITEMS 1 & 2 — ELECTION OF DIRECTORS

The Board of Directors of the Company is currently comprised of seven members and is divided into three classes, with each class holding office for staggered three-year terms. At the 2016 Annual Meeting, Gina G. Hoagland, if elected, will hold office until the 2017 Annual Meeting and Jon P. Vrabely, Patrick L. Larmon, and James F. Hibberd, if elected, will be hold office until the 2019 Annual Meeting. If properly voted prior to the Annual Meeting, and not revoked, the enclosed proxy will be voted for the election of these directors unless a stockholder indicates that a vote should be withheld with respect to any or all of such nominees. The election of each nominee has been recommended by the Board of Directors. Each of the nominees has consented to being named in this Proxy Statement and has indicated his and her willingness to serve if elected. If any of the nominees shall, prior to the meeting, become unavailable for election as a director, the persons named in the accompanying form of proxy will vote for such replacement nominee, if any, as may be recommended by the Board of Directors.

The Board unanimously recommends a vote “FOR” the election of Ms. Hoagland as a director for a term expiring in 2017 and a vote “FOR” the election of Messrs. Vrabely, Larmon and Hibberd as directors for terms expiring in 2019.

Please review the following information regarding Ms. Hoagland and Messrs. Vrabely, Larmon, and Hibberd, and the other directors continuing in office.

Director Nominees for Election at the 2016 Annual Meeting

GINA G. HOAGLAND

Age 51. Director since January 2016. President and Chairman of Collaborative Strategies, Inc. (consulting firm that provides board development, strategy and succession planning services) since 1993. Ms. Hoagland’s qualifications to serve on the Board include her experience serving as Chairman of the Board of Directors of Triad Bank and her extensive experience as an advisory member of the Board of Directors of the following distribution and manufacturing companies: Major Eagle Inc. / Eagle Brands, Inc., G.M. Johnson Companies, Inc., Duke Manufacturing Company, Essex Industries Inc., ATRO Engineered Systems, Inc. and Anova Furnishings, Inc.

JON P. VRABELY

Age 51. Director since 2007. President and Chief Executive Officer of the Company since 2007. Vice President, Chief Operating Officer of the Company from 2005 to 2007. Mr. Vrabely’s qualifications to serve on the Board include his extensive knowledge of the Company’s operations, strategy and financial position through his service as our President and Chief Executive Officer, as well as through his prior positions in his 16 years of service with the Company.

PATRICK L. LARMON

Age 63. Director since 2015. President and Chief Executive Officer of Outsourcing Services of Bunzl plc in North America since 2004. Executive Director of Bunzl plc, an international distribution and outsourcing group headquartered in London. Mr. Larmon held various other management positions in Bunzl North America from 1990 to 2003. Mr. Larmon was Executive Vice President and part owner of Packaging

Products Corporation from 1984 to 1990 when it was acquired. Mr. Larmon’s qualifications to serve on the Board include his extensive experience in a large public company in the distribution industry, his financial expertise, and his experience on another public company board.

JAMES F. HIBBERD

Age 51. Director since 2015. Senior Vice President Strategy, Business Transformation and Mergers & Acquisitions for Rexel North America (distributor of electrical and communications products) since January 2016. Senior Vice President and Chief Executive Officer of Gexpro Electrical Distribution, a division of Rexel Holdings USA Corp. since 2012. Mr. Hibberd held various leadership positions at GE Supply and other GE affiliates prior to joining Rexel in 2006. Mr. Hibberd’s qualifications to serve on the Board include his executive experience in a large international distribution company, including his experience as the chief executive officer of one of its operating units.

Continuing Directors:

Director Whose Term Expires in 2017

J. KEITH MATHENEY

Age 67. Director since 2004. Managing member of Matheney and Matheney, CPAs PLLC (accounting and tax consulting) since 2004. Executive Vice President of Louisiana Pacific Corporation (forest products manufacturer) from 2002 to 2003 and Vice President from 1997 to 2002. Formerly a director of Pope & Talbot, Inc. (a forest products company). Mr. Matheney’s qualifications to serve on the Board include his executive experience in a large public company in the building products industry, his financial expertise and his experience on another public company board, including audit committee experience.

Directors Whose Terms Expire in 2018

DONALD L. GLASS

Age 67. Director since 2004. Retired. President and Chief Executive Officer of The Timber Company (timber producer) from 1997 to 2001. Executive Vice President of Georgia-Pacific Corporation (building products manufacturer) from 1996 to 2001. Mr. Glass’s qualifications to serve on the Board include his executive experience with a large public company in the building products industry, including his experience as the chief executive officer of one of its operating units.

DELBERT H. TANNER

Age 64. Chairman. Director since 2001. Retired. Chief Executive Officer of Anderson Group, Inc. (manufacturer of welding equipment and industrial fans) from 2005 to 2007. President and Chief Executive Officer of RMC Industries Corporation (ready-mix concrete and building materials producer) from 2002 to 2005. Chief Operating Officer and Executive Vice President of RMC Industries Corporation in 2002 and Senior Vice President of RMC Industries Corporation from 1998 to 2002. Mr. Tanner’s qualifications to serve on the Board include his experience as the chief executive officer of a multi-national equipment manufacturer and of a large cement and buildings material producer.

There are no arrangements or understandings between any director or director nominee and any other persons pursuant to which he or she was selected as a director or nominee.

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD OF DIRECTORS

Board of Directors

The Board of Directors is currently comprised of seven directors. On June 22, 2015, two new directors, Messrs. Hibberd and Larmon, were appointed to the Board. In December 2015, three directors, Messrs. R. S. Evans, Richard S. Forté, and E. Thayer Bigelow resigned from the Board due to a conflicting matter with Crane Co., for which all three also served as Board members. On January 5, 2016, Ms. Gina Hoagland was appointed to the Board and the size of the Board of Directors was reduced from nine directors to seven. The Board of Directors held seven meetings and 17 separate committee meetings in 2015. For their respective terms on the Board, each director attended at least 75% of the aggregate of all fiscal year 2015 meetings of the Board and each Committee on which he served. The Company’s directors are encouraged to attend the Annual Meeting of Stockholders. All seven of the Company’s then current directors attended the 2015 Annual Meeting of Stockholders.

Director Independence

On an annual basis, and at other appropriate times when a change in circumstances could potentially impact the independence or effectiveness of one or more of the directors, the Board of Directors evaluates the independence of the directors and determines if each director qualifies as an “independent director” as defined under the listing requirements of NASDAQ on which the Company’s common stock is listed. After carefully considering all relevant facts and circumstances, the Board of Directors has affirmatively determined that six of the Company’s seven directors, Ms. Hoagland and Messrs. Hibberd, Larmon, Glass, Matheney and Tanner, are independent in accordance with the standards established by NASDAQ. The Board has made a determination as to each independent director that no relationship exists which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Mr. Vrabely does not meet the NASDAQ independence standards for a director because he is an executive officer of the Company.

The Board of Directors has also affirmatively determined that:

•	each member of the Audit Committee qualifies as “independent” under the provisions of Section 10A of the Securities Exchange Act of 1934, as amended, and the rules of the U.S. Securities Exchange Commission (“SEC”) thereunder, as well as NASDAQ’s independence rules relating to audit committees; and

•	each member of the Management Organization and Compensation Committee meets the independence requirements of the SEC and NASDAQ’s corporate governance listing standards.

Corporate Governance

The Company has adopted Corporate Governance Guidelines, as well as a Code of Business Conduct and Ethics applicable to all directors, officers and employees. The Corporate Governance Guidelines and the Code of Business Conduct and Ethics are available on the Company’s website at www.huttig.com. Information on, or accessible through, the Company’s website is not a part of, and is not incorporated into, this Proxy Statement. The Company intends to post on its website any amendments to, or waivers from, its Code of Business Conduct and Ethics within four business days of such amendment or waiver.

The Nominating and Corporate Governance Committee is responsible for reviewing the Corporate Governance Guidelines from time to time and reporting and making recommendations to the Board concerning corporate governance matters. Each year, the Nominating and Corporate Governance Committee reviews the Company’s corporate governance practices to ensure that (a) they comply with applicable laws, (b) they continue to reflect what the Committee believes are best practices, and (c) they promote the best interests of the Company and its stockholders.

Board Leadership Structure

The Board has chosen to separate the positions of Chairman of the Board and Chief Executive Officer at this time. Mr. Delbert H. Tanner, a non-employee independent director, serves as Chairman, and Mr. Jon P. Vrabely serves as the President and Chief Executive Officer. Mr. Tanner, a non-employee independent director, replaced Mr. R. S. Evans as Chairman immediately following the 2015 Annual Meeting. Separating the Chairman position and the Chief Executive Office position allows the Chief Executive Officer to focus on setting the strategic direction of the Company and on our day-to-day business, and allows the Chairman to lead the Board in its fundamental role of providing advice to and independent oversight of management. While the Company’s Amended and Restated By-laws (“bylaws”) and Corporate Governance Guidelines do not require that our Chairman and Chief Executive Officer positions be separate, the Board believes that having separate positions and having an independent outside director serve as Chairman is the appropriate leadership structure for the Company at this time. The Board retains the discretion to assess whether the positions should be combined or separated at any given time based upon its evaluation of, among other things, the composition of the Board and the circumstances facing the Company.

Board Role in Risk Oversight

The Board believes that an important part of its responsibilities is to review the Company’s assessment of the major risks the Company faces and its policies for monitoring and controlling these risks. The Audit Committee has specific responsibility for oversight of risks associated with financial accounting and audits, as well as internal control over financial reporting. Management regularly reports to the Audit Committee on the Company’s risk assessment and management policies, the Company’s major financial risk exposure and the steps taken by management to monitor and mitigate such exposure. The Management Organization and Compensation Committee oversees the risks relating to the Company’s compensation policies and practices, as well as management development and leadership succession. It believes it has allocated executive compensation among base salary and short and long term compensation target opportunities in such a way as to not encourage excessive risk-taking. The Board, as a whole, examines specific business risks as part of its regular strategic reviews. In addition, management periodically reviews with the Board matters of particular importance or concern, including any significant areas of risk that warrant Board attention.

Board Committees

The Board of Directors has four standing committees: (1) Executive, (2) Audit, (3) Management Organization and Compensation, and (4) Nominating and Governance. The Executive Committee meets when a quorum of the full Board of Directors cannot be readily obtained. In 2015, the Executive Committee held two meetings.

Except for the Executive Committee which operates under the authority set forth in our bylaws, each of the committees operates under a written charter adopted by the Board of Directors. All of the committee charters are available on the Company’s website at www.huttig.com. Information on, or accessible through, the Company’s website is not a part of, and is not incorporated into, this Proxy Statement.

The current memberships of the Board committees follows:

Executive Committee	Audit Committee	Management Organization & Compensation Committee	Nominating & Governance Committee
Jon P. Vrabely*	J. Keith Matheney*	Donald L. Glass*	Delbert H. Tanner*
Delbert H. Tanner	Patrick L. Larmon	Delbert H. Tanner	Donald L. Glass
J. Keith Matheney	Delbert H. Tanner		James F. Hibberd

*	Chairman

Audit Committee

The Audit Committee assists the Board in fulfilling the Board’s oversight responsibility with respect to the integrity of the Company’s financial statements, the qualification and independence of the Company’s independent auditors, the performance of the Company’s internal audit function and its internal auditors, the Company’s compliance with legal and regulatory requirements and the Company’s risk assessment and risk management policies. The Audit Committee has the sole authority to select, evaluate and, where appropriate, replace the independent auditors. The Audit Committee meets periodically with representatives from the Company’s internal auditors and independent auditors separate from management. The Audit Committee is also responsible for reviewing compliance with the Company’s Code of Business Conduct and Ethics and for administering and enforcing the Company’s accounting and auditing compliance procedures adopted in accordance with Section 301 of the Sarbanes-Oxley Act of 2002.

In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the independent auditors a formal written statement confirming the absence of any relationships between the auditors and the Company that might bear on the auditors’ independence, consistent with applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence. The Audit Committee discussed with the independent auditors any activities that may impact their objectivity and independence, including fees for non-audit services, and satisfied itself as to the auditors’ independence. The Audit Committee also received a report on the quality control procedures of the independent auditors, as well as the most recent peer review conducted under guidelines of the American Institute of Certified Public Accountants. The Audit Committee also discussed with management, the internal auditors and the independent auditors the quality and adequacy of the Company’s internal controls and the internal audit function’s organization, responsibilities, budget and staffing, and results of the internal audit examinations. The Audit Committee reviewed with the independent auditors and the internal auditors their audit plan and audit scope and the independent auditors’ examination of the financial statements.

The Board of Directors has determined that J. Keith Matheney meets the requirements of an “audit committee financial expert” as defined in regulations of the SEC. During 2015, the Audit Committee held six meetings.

The report of the Audit Committee is included under “Report of the Audit Committee” in this Proxy Statement.

Management Organization and Compensation Committee

The Management Organization and Compensation Committee oversees the Company’s compensation plans and practices, including its executive compensation plans and director compensation plans, reviews and evaluates the performance of the Chief Executive Officer, reviews with the Chief Executive Officer his evaluation of the performance of other members of senior management, administers the Company’s restricted stock and other stock-based compensation plans and programs, reviews management development and succession planning policies and produces the annual report on executive compensation for inclusion in the Company’s annual proxy statement. During 2015, the Management Organization and Compensation Committee held eight meetings.

The report of the Management Organization and Compensation Committee on executive compensation is included under “Compensation Committee Report” in this Proxy Statement.

Nominating and Governance Committee

The Nominating and Governance Committee’s duties include assisting the Board by identifying individuals qualified to become members of the Board, recommending to the Board the director nominees for election at the next Annual Meeting of Stockholders, advising the Board with respect to Board composition and procedures, advising the Board with respect to corporate governance principles and overseeing the evaluation of the Board. During 2015, the Nominating and Governance Committee held two meetings.

Director Qualifications and Nominating Procedures

The Company’s Corporate Governance Guidelines provide that the Board should generally have between seven and eleven directors, a substantial majority of whom must qualify as independent directors as defined under the listing standards of NASDAQ. The Corporate Governance Guidelines provide that a director who serves as the Company’s Chief Executive Officer should not serve on more than two other public company boards, other directors should not serve on more than four other public company boards and members of the Audit Committee should not serve on more than two other public company audit committees.

The Board seeks to identify and recruit the best available director candidates to sustain and enhance the composition of the Board with the appropriate balance of knowledge, experience, skills, expertise and diversity. Characteristics required for service on the Company’s Board include integrity, an understanding of the workings of large business organizations such as the Company, senior level executive experience, the ability to make independent, analytical judgments, the ability to be an effective communicator, and the ability and willingness to devote the time and effort to be an effective and contributing member of the Board. The Board will consider potential director candidates proposed by other members of the Board and management and those potential director candidates properly proposed by our stockholders. From time to time, the Nominating and Governance Committee may retain search firms or other advisors to assist it in recruiting the best available director candidates for the Company.

Although the Company does not have a formal written diversity policy for the Board, the Board determines the most appropriate mix of characteristics, skills and experiences for the Board as a whole to possess at any given time, with the objective of having a Board with adequately diverse backgrounds and experiences in light of the circumstances existing at that time. The Board evaluates each individual in the context of that individual’s potential contribution to the Board as a whole with the objective of recommending a collective group that can best promote the success of the Company’s business, represent stockholder interests through the exercise of sound judgment and allow the Board as a whole to benefit from the group’s varying backgrounds and experiences. The Board applies the same criteria to all candidates that it considers, including any candidates properly submitted by our stockholders.

To have a candidate considered by the Board, a stockholder must submit the recommendation in writing to the Company addressed to the Office of the Corporate Secretary at 555 Maryville University Dr., Suite 400, St. Louis, MO 63141 and must provide the following information, in addition to any other information required in the Company’s bylaws:

•	The candidate’s name, age and business and residence address;

•	The candidate’s detailed resume;

•	A description of any arrangements or understandings between the stockholder and the candidate;

•	A signed confirmation of the candidate’s willingness to serve on the Board; and

•	The stockholder’s name, number of Company shares owned and the length of time of ownership.

Stockholders may submit potential director candidates at any time pursuant to these procedures. The Board will consider such candidates in connection with annual elections of directors or the filling of any director vacancies. Any stockholder nominations for the 2017 Annual Meeting of Stockholders, together with the information described above, must be submitted in accordance with the procedures described under “Miscellaneous — Next Annual Meeting; Stockholder Proposals” in this Proxy Statement.

Stockholder Communications with Directors

The Board has established a process to receive communications from stockholders and other interested parties. Stockholders and other interested parties may contact any member (or all members) of the Board, any Board committee or any Chairman of any committee by mail or electronically. To communicate with the Board of Directors, any individual director or any group or committee of directors, correspondence should be addressed to the Board of Directors or any such individual director or group or committee of directors by either name or title. All such correspondence should be sent to the Company “c/o Corporate Secretary” at 555 Maryville University Dr., Suite 400, St. Louis, Missouri 63141. To communicate with any of our directors electronically, stockholders should use the following e-mail address: corporatesecretary@huttig.com.

The office of the Corporate Secretary will open all communications received as set forth in the preceding paragraph for the sole purpose of determining whether the contents represent a message to our directors. Any contents that are not in the nature of advertising, promotions of a product or service, or patently offensive or irrelevant material will be forwarded promptly to the addressee. To the extent that the communication involves a request for information, such as an inquiry about Huttig or stock-related matters, the Corporate Secretary’s office may handle the inquiry directly. In the case of communications to the Board or any group or committee of directors, the Corporate Secretary’s office will make sufficient copies of the contents to send to each director who is a member of the group or committee to which the envelope or e-mail is addressed.

Compensation of Directors

Shown below is information concerning the compensation for service as a director for each member of our Board of Directors for the year ended December 31, 2015.

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	Total
Delbert H. Tanner	$83,291	$40,000	$123,291
E. Thayer Bigelow(3)	$60,938	—	$60,938
R. S. Evans(3)	$55,015	—	$55,015
Richard S. Forte(3)	$49,188	—	$49,188
Donald L. Glass	$59,522	$40,000	$99,522
James F. Hibberd(4)	$21,118	$40,000	$61,118
Gina G. Hoagland(5)	—	—	—
Patrick L. Larmon(4)	$31,868	$40,000	$71,868
J. Keith Matheney	$63,130	$40,000	$103,130
Jon P. Vrabely(6)	—	—	—

(1)	Effective April 27, 2015, based on Lockton Companies review of the Company’s outside director compensation, the Board adjusted the annual cash retainers for the Chairman of the Board and the Chairman of the Management Organization and Compensation Committee. The Chairman of the Management Organization and Compensation Committee’s retainer increased from $3,000 to $8,000. The retainer for the Chairman of the Board was decreased from $100,000 (with no additional meeting fees) to $75,000 plus a $2,000 meeting fee for each of the Board meetings only. The other non-employee directors receive the following cash compensation:

Annual retainer — Board members	$25,000
Annual retainer — Audit Committee chairman	$10,000
Annual retainer — Other Audit Committee members	$1,500
Annual retainer — Management Organization and Compensation Committee chairman	$8,000
Annual retainer — Executive Committee members	$2,000
Meeting fee	$2,000

(2)	Effective April 27, 2015, based on Lockton Companies review of the Company’s outside director compensation, the Board increased the annual equity award for non-employees directors from an award valued at the lesser of $15,000 or 15,000 shares to an award of shares valued at $40,000 on grant date. These awards vest on the date of the next Annual Stockholders’ Meeting. Further, instead of receiving restricted stock units (“RSUs”) as was the historical practice of the Company, beginning in 2015, the Board received restricted stock awards which vest on the earlier of (a) the next Annual Meeting of Stockholders or (b) upon a change of control of the Company. Amounts represent the grant date fair value of stock awards computed in accordance with the provisions of Financial Accounting Standards Board Accounting Standard Codification Topic 718 (formerly referred to as Statement of Financial Accounting Standards No. 123R, Share-Based Payment). The per-share grant date fair value is computed as the average of the high and low stock prices on the date of grant.

In accordance with the above-described program, each non-employee director was awarded shares valued at $40,000 on April 27, 2015, the date of the 2015 Annual Meeting of Stockholders, on which date the per-share fair value was $3.68. These awards will vest on April 26, 2016, the date of this year’s Annual Meeting. The outstanding RSUs held by Messrs. Bigelow, Evans and Forté previously vested were distributed to them in December 2016 when they resigned from the Board of Directors. Each of Messrs. Glass, Matheney and Tanner currently hold RSUs for 44,502 shares of the Company’s common stock which vested and will be distributed when they leave the Board of Directors.

(3)	Messrs. Bigelow, Evans and Forté resigned in December 2015 and forfeited all remaining unvested equity compensation awards.

(4)	Messrs. Hibberd and Larmon were appointed to the Board in June 2015 and their compensation reflects their pro-rata service as a director of the Company.

(5)	Ms. Hoagland was appointed to the Board in January 2016.

(6)	Mr. Vrabely, who serves as both a director and the Company’s President and Chief Executive Officer, does not receive additional compensation for service as a Director. See the Summary Compensation Table in this Proxy Statement for his compensation as an executive officer of the Company.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee has reviewed and discussed with management the financial statements for fiscal year 2015 audited by KPMG LLP, the Company’s independent registered public accounting firm. The Audit Committee has discussed with KPMG LLP various matters related to the financial statements, including those matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees. The Audit Committee has also received the written disclosures and the letter from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with KPMG LLP its independence. Management is responsible for the preparation, presentation and integrity of the Company’s financial statements, the Company’s internal controls and financial reporting process and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The Company’s independent auditors are responsible for performing an independent audit of the Company’s financial statements, expressing an opinion as to their conformity with generally accepted accounting principles, and auditing management’s effectiveness of internal control over financial reporting. Based upon such review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 filed with the SEC.

Other than Mr. Matheney, who is a practicing certified public accountant, the members of the Audit Committee are not professionally engaged in the practice of auditing or accounting. The members of the Audit Committee are not, and do not represent themselves to be, performing the functions of auditors or accountants. Members of the Audit Committee may rely without independent verification on the information provided to them and on representations made by management and the independent auditors. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles, or that the Company’s auditors are in fact “independent.”

This report is not to be deemed “soliciting material” or deemed to be filed with the Securities and Exchange Commission or subject to Regulation 14A of the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically requests that this report be treated as “soliciting material” or specifically incorporates it by reference into a document filed with the Securities and Exchange Commission.

Submitted by:

The Audit Committee of the Board of Directors of Huttig Building Products, Inc.

J. Keith Matheney — Chairman

Patrick L. Larmon

Delbert H. Tanner

The preceding report will not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates the report by reference, and the report will not otherwise be deemed filed under such acts.

EXECUTIVE OFFICERS

Huttig’s executive officers as of March 18, 2016 and their respective ages and positions are set forth below:

Name	Age	Position
Jon P. Vrabely	51	President and Chief Executive Officer, Interim Chief Financial Officer and Secretary
Gregory W. Gurley	61	Vice President, Product Management and Marketing
Brian D. Robinson	54	Vice President, Chief Information Officer

The principal occupations and employment of our executive officers, including positions held with the Company, during the past five years are set forth below:

Jon P. Vrabely was named President and Chief Executive Officer in 2007. He was also appointed to the Board of Directors in 2007. He is the Interim Chief Financial Officer and Secretary since Phillip Keipp’s resignation in May 2015.

Gregory W. Gurley was named Vice President, Product Management and Marketing in 2007.

Brian D. Robinson was named Vice President, Chief Information Officer in 2006.

BENEFICIAL OWNERSHIP OF COMMON STOCK

BY DIRECTORS AND MANAGEMENT

The following table sets forth the number of shares of common stock beneficially owned, directly or indirectly, by the Company’s directors, the executive officers named in the Summary Compensation Table and all of the Company’s directors and executive officers as a group, as of February 29, 2016. There were 25,077,042 shares of our common stock outstanding as of February 29, 2016. Beneficial ownership is determined in accordance with SEC rules and includes voting or investment power with respect to the Company’s securities. Except as indicated in footnotes to this table, the Company believes that the stockholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them.

	Unrestricted Shares Owned(1)		Shares in 401(k) Plan	Restricted Shares/ Restricted Stock Units	Total Shares Beneficially Owned	Percent of Shares Outstanding
Non-Employee Directors:
Delbert H. Tanner	114,500	(2)	—	55,372	169,872	*
Donald L. Glass	70,000		—	55,372	125,372	*
James F. Hibberd	—		—	12,800	12,800	*
Gina G. Hoagland	—		—	—	—	—
Patrick L. Larmon	—		—	12,800	12,800	*
J. Keith Matheney	30,000	(3)	—	55,372	85,372	*
Named Executive Officers:
Jon P. Vrabely	953,737		8,937	99,999	1,062,673	4.23%
Gregory W. Gurley	200,755		2,094	93,643	296,492	1.18%
Brian D. Robinson	279,943		106,353	80,894	467,190	1.86%
Directors and executive officers as a group (9 persons)	1,648,935		117,384	466,252	2,232,571	8.90%

*	Represents holdings of less than 1%.
(1)	Includes previously restricted shares, the restrictions on which have lapsed.
(2)	90,500 shares are held in OOT, LLC, a company solely owned by Mr. Tanner.
(3)	Shares are held in a Matheney family trust.

PRINCIPAL STOCKHOLDERS OF THE COMPANY

The following table sets forth the ownership of common stock by each person known by the Company to beneficially own more than 5% of the Company’s common stock based on the number of shares of common stock outstanding as of February 29, 2016. There were 25,077,042 shares of our common stock outstanding as of February 29, 2016. Except as indicated in footnotes to this table, the Company believes that the stockholders named in this table have sole voting and dispositive power with respect to all shares of common stock shown to be beneficially owned by them.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
JB Capital Partners LP and Alan Weber 5 Evan Place Armonk, New York 10504	1,774,835	(1)	7.08%
Arnold B. Siemer and Andrew F. Bohutinsky 7795 Walton Parkway Suite 175 New Albany, Ohio 43054	1,503,490	(2)	6.00%
Phillip Hauser and Fritz Hauser Hauser Family AG, Hauser & Friends AG, and Hauser Brothers GmbH Wilhelm-Hamm-Strasse 15 77654 Offenburg Germany	1,708,286	(3)	6.81%
Paradigm Capital Management, Inc. Nine Elk Street Albany, New York 12207	2,462,100	(4)	9.82%

(1)	This information is based solely on a Schedule 13D filed jointly by JB Capital Partners LP and Alan Weber with the SEC on December 31, 2012. According to the filing, each member of the filing group has shared voting and dispositive power with respect to all of the shares.
(2)	This information is based solely on a Schedule 13G/A filed jointly by Arnold B. Siemer and Andrew F. Bohutinsky with the SEC on February 12, 2016. According to the filing, each member of the filing group has sole voting and dispositive power with respect to all of the shares. The filing indicates that Mr. Siemer beneficially owns 1,280,000 of the shares and Mr. Bohutinsky beneficially owns 223,490 of the shares (215,000 individually and 8,490 through an individual retirement account), and each member of the group disclaims beneficial ownership of the shares owned by the other member of the group.
(3)	This information is based solely on a Schedule 13G/A filed jointly by Phillip Hauser, Fritz Hauser, Hauser Family AG, Hauser & Friends AG, and Hauser Brothers GmbH with the SEC on February 1, 2016. According to the filing: Phillip Hauser and Fritz Hauser each beneficially owns 1,708,286 of the shares and has sole voting and dispositive power with respect to such shares; Hauser Family AG beneficially owns 1,415,287 shares and has sole voting and dispositive power with respect to such shares; Hauser & Friends AG beneficially owns 270,000 shares and has sole voting and dispositive power with respect to such shares; and Hauser Brothers GmbH beneficially owns 22,999 shares and has sole voting and dispositive power with respect to such shares. The address in the table above is for Philip Hauser and Hauser Family AG. The address for Fritz Hauser, Hauser & Friends AG and Hauser Brothers GmbH is Unterer Fauler Pelz 8, 69117 Heidelberg, Germany.
(4)	This information is based solely on a Schedule 13G/A filed by Paradigm Capital Management, Inc. with the SEC on February 11, 2016. According to the filing, Paradigm Capital Management, Inc. has sole voting and dispositive power with respect to all of the shares.

COMPENSATION COMMITTEE REPORT

The Management Organization and Compensation Committee (the “Compensation Committee”) has reviewed and discussed with management the disclosures contained in the Compensation Discussion and Analysis section of this Proxy Statement. Based upon this review and its discussions, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis section of this Proxy Statement be included in the Company’s Proxy Statement on Schedule 14A for the Company’s 2016 Annual Meeting of Stockholders filed with the SEC.

Submitted by:

The Management Organization and Compensation Committee of the Board of Directors of Huttig Building Products, Inc.

Delbert H. Tanner — Chairman

Donald L. Glass

The preceding report will not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates the report by reference, and the report will not otherwise be deemed filed under such acts.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Management Organization and Compensation Committee (the “Committee”) of the Board of Directors of the Company is responsible for overseeing the Company’s executive compensation programs. This Compensation Discussion and Analysis describes the key features of our executive compensation program and the Committee’s approach to designing and implementing 2015 compensation for each of the executive officers named in the Summary Compensation Table (the “named executive officers”).

Philosophy

The primary objective of our executive compensation program is to attract and retain qualified employees. Our compensation program is designed to encourage and reward individual and Company performance and increase stockholder value. Accordingly, executive compensation is based on our pay-for-performance philosophy, which emphasizes executive performance measures that correlate closely with the achievement of both shorter-term performance objectives and longer-term stockholder value. To this end, a substantial portion of our executives’ compensation is at-risk based on the performance of the Company and the executive. The percentage of compensation at risk increases with position level. We believe this effectively incentivizes senior management, who have greater influence on the performance of the Company as a whole.

Overview

Executive compensation is comprised of the following components:

•	base salary;

•	annual incentive compensation;

•	long-term incentive awards;

•	defined contribution plan; and

•	perquisites and other personal benefits.

Each of these components represents a portion of each executive officer’s total compensation package, although participation in the defined contribution plan is at the option of the executive officer. Our policy for allocating between long-term and currently paid compensation seeks to ensure adequate base compensation to attract and retain qualified personnel, while providing incentives to maximize long-term value for the Company and its stockholders. We do not maintain a pre-established policy or formula for the allocation between either cash and non-cash or short-term and long-term incentive compensation.

Process

On an annual basis, the Committee reviews and evaluates the performance and leadership of the executive officers and recommends to the independent members of the Board of Directors all compensation actions affecting the Chief Executive Officer. The Committee also annually reviews with the Chief Executive Officer his evaluation of the performance of the other executive officers.

In setting executive compensation for 2015, the Committee considered the results of the Company’s “say-on-pay” proposal at the 2015 Annual Meeting of Stockholders, which was approved by approximately 97.5% of the votes cast by the Company’s stockholders. The Committee considered this favorable outcome and believed it reflects the stockholders’ support for the Company’s existing compensation policies and philosophy. Consistent with this support, the Committee generally retained its compensation policies and philosophy in 2015.

To assist it in its review of executive compensation, the Committee also periodically engages outside consultants to provide competitive compensation information. The Committee uses peer-group compensation data in its decision-making process to target elements of the executives’ compensation to be competitive with a peer group. The 2015 compensation decisions were made based on the factors described below under “Base Salaries,” “Annual Incentive Compensation” and “Long Term Incentive Awards.”

Base Salaries

In connection with the Company’s cost control efforts in response to the prolonged, severe decline in the housing market, no incumbent executive officer had received a base salary increase since 2007. In addition, the Company instituted a 10% reduction in the base salaries of certain employees, including each of the named executive officers, which became effective in November 2011. Executive salaries were not fully restored to 2007 levels until June 2014.

The 2015 annual base salary for each of the named executive officers was as follows:

Name and Principal Position	2015 Base Salary
Jon P. Vrabely — President and Chief Executive Officer and Interim Chief Financial Officer	$400,000
Gregory W. Gurley — Vice President, Product Management and Marketing	$225,000
Brian Robinson — Vice President, Chief Information Officer	$199,500
Philip W. Keipp(1) — Vice President, Former Chief Financial Officer and Secretary	$250,000

(1)	Mr. Keipp resigned from the Company effective June 12, 2015. Effective with this resignation, Mr. Vrabely was appointed Interim Chief Financial Officer although his base salary was not adjusted in connection with this interim position.

The Company believes that the base salaries of the named executive officers are at levels that, considering the current economic environment, are appropriate for executives of a public corporation of the Company’s size and industry.

2015 Annual Incentive Compensation

In 2015, each of the executive officers of the Company was eligible to receive annual incentive bonuses under the Company’s 2005 Executive Incentive Compensation Plan, as approved by the stockholders in 2015 (“2005 EIC Plan”). The Company’s annual incentive compensation program is designed to reward the performance of the executives. For 2015, the Board primarily used an economic value added (“EVA”) measure to determine performance, among other factors. EVA is a measurement of the amount by which the Company’s after-tax profits, after certain adjustments, exceed the cost of capital employed by the Company. The Company believes that, as compared to other common performance measures such as return on equity or growth in earnings per share, EVA has a higher correlation with the Company’s overall financial performance and the creation of long-term stockholder value. Although criteria used to determine the total annual incentive compensation is formula driven, the Committee makes individual awards using its discretion based on review of individual performance.

The Committee approved an annual incentive bonus pool based on an EVA calculation for the Company for 2015 that included two components: (1) a percentage of the absolute EVA generated for 2015 and (2) a percentage of the improvement in EVA from 2014 to 2015. In calculating the 2015 bonus pool, the Committee used a weighted average cost of capital of 4.01%. The Committee determined that the 2015 EVA bonus pool would be 6% of the 2015 EVA of $12,948,000 plus 10% of the $5,473,000 improvement in EVA from 2014 to 2015. This resulted in a total incentive cash bonus pool for 2015 of $1,324,000, of which $1,071,533 was allocated to the named executive officers. The Committee reviewed the executives’ performance and the achievements of the Company for 2015. As discussed below, Mr. Vrabely’s employment agreement as in effect during 2015 provides that he will be allocated up to at least 30% of the total bonus pool, but in light of the Company’s and Mr. Vrabely’s performance in 2015, including his increased responsibility following his appointment as Interim Chief Financial Officer in May 2015, the Committee awarded Mr. Vrabely an additional portion of the total bonus pool. For the other named executive officers, the Committee considered Mr. Vrabely’s recommendations, the scope of each executive officer’s duties, prior year awards, performance in areas of leadership, and completion of key projects. The following lists the annual cash bonus awards allocated to the named executive officers for 2015:

Name and Principal Position	2015 Annual Cash Bonus Earned
Jon P. Vrabely President and Chief Executive Officer and Interim Chief Financial Officer	$760,000
Gregory W. Gurley Vice President, Product Management and Marketing	$165,512
Brian Robinson Vice President, Chief Information Officer	$146,021
Philip W. Keipp(1) Vice President, Former Chief Financial Officer and Secretary	N/A

(1)	Mr. Keipp resigned from the Company effective June 12, 2015 and was ineligible to receive an annual cash incentive bonus for 2015.

Mr. Vrabely’s award was paid in January 2016. The awards to the other named executive officers were paid in March 2016.

Long Term Incentive Awards

The Company considers its long term incentive awards program a key employee retention tool and a way to better align the interests of our named executive officers with those of our stockholders. In making decisions regarding long-term incentive awards for executive officers, the Committee considers factors such as each individual’s performance and responsibilities. In 2015, each of the executive officers received grants of restricted stock under the 2005 EIC Plan. The awards vest ratably over three years assuming the executive’s continued employment and vest immediately in the event of the executive’s death, permanent disability, retirement or upon a change of control of the Company.

In 2015, the Committee awarded a total of 500,468 shares of restricted stock to employees, including 235,000 shares awarded in January 2015 to the named executive officers. The number of shares of restricted stock granted to the named executive officers in 2015 and 2014 is as follows:

	Restricted Stock Grant
Name and Principal Position	2015 (# Shares)	2014 (# Shares)
Jon P. Vrabely President and Chief Executive Officer and Interim Chief Financial Officer	100,000	100,000
Gregory W. Gurley Vice President, Product Management and Marketing	40,000	40,000
Brian Robinson Vice President, Chief Information Officer	35,000	35,000
Philip W. Keipp(1) Vice President, Former Chief Financial Officer and Secretary	60,000	60,000

(1)	On May 29, 2015, Mr. Keipp resigned from the Company, effective June 12, 2015. As part of his severance agreement, Mr. Keipp received 20,000 shares of the 2015 restricted stock award to vest on January 27, 2016. The rest of Mr. Keipp’s 2015 restricted stock grant was forfeited. Further information regarding Mr. Keipp’s severance agreement is provided under the heading “Separation Agreement with Mr. Keipp” in this Proxy Statement.

The Company considered the Company’s stock price in granting the same number of restricted shares to each of the named executive officers in 2015 as 2014. The Committee also considered the executives’ performance through the prolonged, severe decline in the housing industry, that none of the named executive officers had received a base salary increase from 2007 to 2013 and that base salaries were not restored to 2007 levels until June 2014. The Committee believes that awards of equity compensation provide an appropriate incentive to the executive officers which align their interests with those of the Company’s stockholders.

Defined Contribution Plan

The Company provides retirement benefits to the named executive officers under the terms of its tax-qualified 401(k) defined contribution plan. The Company may, but currently does not, make matching contributions to the plan. The named executive officers participate in the plan on substantially the same terms as our other participating employees. The Company does not maintain any defined benefit or supplemental retirement plans.

Perquisites and Other Personal Benefits

The Company provides the named executive officers with perquisites and other personal benefits that the Company believes are reasonable and consistent with its overall compensation program to better enable the Company to attract and retain superior employees for key positions. The Committee periodically reviews the levels of perquisites and other personal benefits provided to named executive officers. The named executive officers are provided term life insurance coverage and reimbursement for relocation expenses, if applicable. Certain named executive officers are provided the use of a leased Company automobile or a car allowance. In certain instances, as determined on a case-by-case basis, the Company provides signing bonuses for new hires and reimbursement for spouse travel in connection with business functions.

On May 29, 2015, Mr. Keipp resigned his employment as the Company’s Vice President – Chief Financial Officer effective June 12, 2015. In connection with his resignation, Mr. Keipp and the Company entered into a separation agreement pursuant to which, among other things, Mr. Keipp agreed to release the Company of all claims and the Company agreed to pay Mr. Keipp severance of $20,710 per month in consideration for the provision of transition services to the Company from June 12, 2015, the last day of his employment, through December 31, 2015. The Committee felt it was important to ensure that it had availability to receive transitional services from Mr. Keipp to ensure the smooth transition of the Chief Financial Officer function.

Costs of the perquisites and personal benefits described above for the named executive officers that meet the threshold established by applicable SEC regulations, including the severance payments to Mr. Keipp, are included in the Summary Compensation Table below in the “All Other Compensation” column.

Change of Control Agreements

The Company entered into an employment agreement with Mr. Vrabely which contains change in control provisions and is described further below. The Company has also entered into change of control agreements with certain key employees, including the other named executive officers, which are designed to promote stability and continuity of senior management. The change of control agreements provide benefits only upon an involuntary termination or constructive termination of the officer within three years following a change in control. In addition, the Company’s long term incentive plans and the award agreements under such plans provide that all restrictions on restricted stock lapse in the event of a change of control of the Company, and that all stock options become fully vested and exercisable either immediately upon a change of control or in the event that the employee is terminated following a change of control, depending on the plan. Information regarding payments and benefits that would accrue to the named executive officers under such arrangements is provided under the heading “Potential Payments Upon Termination or Change of Control” below.

Employment Agreements

During 2015, no named executive officer was party to a written employment agreement, except Mr. Vrabely, whose compensation is discussed immediately below.

Compensation of Chief Executive Officer

Term of Employment

Effective January 1, 2007, Jon P. Vrabely was appointed as the Company’s President and Chief Executive Officer. In connection with this appointment, the Company entered into a written employment agreement with Mr. Vrabely, which has been amended from time to time. The current term of the agreement expires on December 31, 2016; however, the agreement automatically extends for an additional year on that date and on each succeeding December 31 unless either Mr. Vrabely or the Company provides written notice of their intent to terminate at least 90 days prior to December 31. As discussed below under “2016 Compensation Updates,” Mr. Vrabely’s employment agreement was amended in March 2016. The following discussion describes the terms of the employment agreement as in effect during 2015.

Base Salary

Mr. Vrabely’s employment agreement provided for an initial base salary of $400,000 per year beginning January 1, 2007. As noted above, with Mr. Vrabely’s consent, the Company previously reduced his base salary, but restored it to $400,000 in June 2014.

Annual Incentive Compensation

Mr. Vrabely’s employment agreement provides that he is to be allocated at least 30% of the annual cash incentive bonus pool. In light of the Company’s and Mr. Vrabely’s performance in 2015, including his increased responsibility following his appointment as Interim Chief Financial Officer in May 2015, the Committee awarded

Mr. Vrabely an additional portion of the total bonus pool for a total allocation of $760,000 or approximately 57% of the 2015 pool. For a discussion of the annual incentive compensation payable to Mr. Vrabely and the other named executive officers, see pages 13 and 14 above.

Equity Incentive Compensation

Mr. Vrabely received grants of 100,000 shares of restricted stock in January 2014 and 100,000 shares of restricted stock in January 2015. All awards vest ratably over three years assuming Mr. Vrabely’s continued employment and vest immediately in the event of his death, permanent disability, retirement or upon a change of control of the Company. Company stock awards held by Mr. Vrabely at the end of 2015 are reflected in the Outstanding Equity Awards at December 31, 2015 table on page 20.

Severance/Change of Control

Mr. Vrabely’s employment agreement provides that he is entitled to receive a severance payment of twice his original salary of $400,000 and average bonus for the past three years if the Company terminates his employment without cause during the term of the agreement or fails to renew his employment at the end of the term. The agreement also includes change of control provisions with the same terms as the change of control agreements with the other named executive officers. The estimated payment to Mr. Vrabely upon a change of control is described below under “— Potential Payments Upon Termination or Change of Control — Change of Control Arrangements.”

Perquisites and Other Benefits

Mr. Vrabely’s employment agreement states that he is to be provided the use of a Company-provided automobile and is to receive other employee benefits provided by the Company and generally available to executive officers.

The Committee believes that Mr. Vrabely’s compensation, while higher than that of our other executive officers, is appropriate taking into consideration the level of his responsibilities with the Company, including his increased responsibility as Interim Chief Financial Officer of the Company. The Committee’s goals in setting Mr. Vrabely’s compensation are consistent with its goals for setting the compensation of our other executive officers generally such as providing compensation that is competitive with that of the companies with which we compete for talent; aligning the interests of our executives with those of our stockholders through annual incentive compensation; and promoting retention and alignment with stockholder interests through long term equity incentives.

Accounting and Tax Considerations

The Committee generally considers the financial accounting implications of stock awards and other compensation to the Company’s executive officers in evaluating and establishing the Company’s compensation policies and practices. In addition, Section 162(m) of the Internal Revenue Code, as amended (the “Code”), limits the deductibility of annual compensation paid to certain executive officers to $1 million per employee unless the compensation meets certain specific requirements. The Committee believes that in establishing incentive compensation programs for our named executive officers, the potential deductibility of the compensation payable should be only one of several factors taken into consideration and not the sole governing factor. For that reason, the Committee may deem it appropriate to continue to provide one or more named executive officers with the opportunity to earn compensation that may be in excess of the amount deductible by reason of Section 162(m) or other provisions of the Code.

For 2015, the Committee approved a formula under the stockholder-approved 2005 EIC Plan intended to qualify the 2015 annual incentive awards as “performance-based compensation” under Section 162(m). The goals and the achievement levels required to allow the Committee to approve annual incentive awards up to the limit provided in the 2005 EIC Plan were as follows: (a) positive 2015 income from continuing operations before income taxes; (b) positive 2015 net operating profit after taxes; or (c) increased share price on December 31, 2015 compared to January 1, 2015.

During the first quarter of 2016, the Committee certified achievement of each of the three goals that had been established for calendar year 2015. Based on the Company’s achievement of these goals, the Committee approved the payment of the 2015 annual incentive awards as discussed above under “2015 Annual Incentive Compensation.”

2016 Compensation Updates

Changes to Chief Executive Officer Employment Agreement

In March 2016, the Board, acting on the recommendation of the Committee, approved a revised employment agreement with Mr. Vrabely. The Committee, with the assistance of an independent outside consultant, Lockton Companies, recommended changes to Mr. Vrabely’s employment agreement. The Committee felt it was important to continue to retain Mr. Vrabely as an executive officer of the Company and to update his compensation opportunities to better reflect market practices. The revised employment agreement includes the following changes to Mr. Vrabely’s compensation beginning in 2016:

•	Increased annual base salary to $550,000

•	Annual bonus award target opportunity set at 100% of base salary

•	Annual long-term incentive awards targeted at 100% of base salary, in such form as determined by the Board

•	Participation in a new defined contribution supplemental retirement plan with discretionary annual contributions by the Company

•	Updated severance multiple from 2x to 3x for a termination without cause or with good reason during the post-change in control protected period

As part of the new agreement, the Board approved a 2016 long term incentive award with 45% as a time-vesting restricted stock award and 55% as a cash-based long term performance award with a performance period covering 2016-2018.

Other Named Executive Officer 2016 Compensation Decisions

In January 2016, Greg Gurley, the Company’s Vice President of Product Management and Marketing, received a base salary increase from $225,000 to $252,500 and Brian Robinson, the Company’s Vice President, Chief Information Officer, received a base salary increase from $199,500 to $219,750.

In January 2016, as part of its regular annual compensation review process, the Board, upon recommendation of the Committee, granted restricted stock to the other named executive officers as follows: Gregory W. Gurley, Vice President, Product Management and Marketing, 27,457 shares and Brian Robinson, Vice President, Chief Information Officer, 24,025 shares. The awards vest ratably over three years assuming continued employment.

Summary Compensation Table

Shown below is information concerning the total compensation paid to and compensatory awards received by the named executive officers of the Company during each of the relevant years.

Name and Principal Position	Year	Salary	Annual Incentive Compensation Plan(1)	Stock Awards(2)	All Other Compensation		Total
Jon P. Vrabely	2015	$400,000	$760,000	$319,000	$11,350	(3)	$1,490,350
President and Chief Executive Officer, Interim Chief Financial Officer	2014	$390,692	$416,640	$380,500	$12,426		$1,200,258
	2013	$364,846	$231,300	$311,220	$592		$907,958
Gregory W. Gurley	2015	$225,000	$165,512	$127,600	$15,786	(3)	$533,898
Vice President — Product Management and Marketing	2014	$219,765	$138,880	$152,200	$15,786		$526,631
	2013	$204,719	$123,360	$105,300	$15,241		$448,620
Brian Robinson	2015	$199,500	$146,021	$111,650	$14,814	(3)	$471,985
Vice President — Product Management and Marketing	2014	$194,858	$119,540	$133,175	$14,814		$462,387
	2013	$181,967	$116,421	$84,240	$14,784		$397,412
Philip W. Keipp(4)	2015	$115,385	$—	$191,400	$134,892	(5)	$441,677
Former Vice President — Chief Financial Officer and Secretary	2014	$244,182	$188,480	$228,300	$545		$661,507
	2013	$228,029	$143,406	$163,800	$516		$535,751

(1)	All of the named executive officers participated in the 2005 EIC Plan for 2015 and the predecessor cash bonus plan based on EVA for years 2013 and 2014 (the “EVA Plan”). In January 2016, the Committee approved a total annual bonus pool of $1,324,000 for 2015, of which $1,071,533 was allocated to the named executive officers. Mr. Vrabely’s award was paid in January 2016. The awards to the other named executive officers were paid in March 2016.
(2)	Represents the grant date fair value of restricted stock awards computed in accordance with the provisions of Financial Accounting Standards Board Accounting Standard Codification Topic 718 (formerly referred to as Statement of Financial Accounting Standards No. 123R, Share-Based Payment). The per-share grant date fair value is computed as the average of the high and low stock prices on the date of grant. The 2015 awards were granted on January 27, 2015, on which date the per-share fair market value was $3.19. The 2014 awards were granted on January 28, 2014, on which date the per-share fair market value was $3.805. The 2013 awards were granted on January 29, 2013, on which date the per-share fair market value was $2.34.

Restricted stock was granted under the 2005 EIC Plan. Shares vest over three years, assuming continued employment, with one-third of the shares vesting on each of the first three anniversaries of the grant date.

(3)	For Mr. Vrabely, includes $10,058 for a car allowance, $966 for life insurance, and $326 for spousal travel. For Mr. Gurley, includes $14,400 for a car allowance and $1,386 for life insurance. For Mr. Robinson, includes $14,400 for car allowance and $414 for life insurance.
(4)	Mr. Keipp resigned from the Company effective June 12, 2015. Effective with this resignation, Mr. Vrabely was appointed Interim Chief Financial Officer.
(5)	Mr. Keipp did not receive any perquisites or personal benefits with an aggregate cost in excess of $10,000 in 2015. This column includes severance payments of $134,615 received by Mr. Keipp during 2015 under the separation agreement he entered into with the Company on May 29, 2015.

Grants of Plan-Based Awards for 2015

Shown below is information concerning the total grant of plan-based awards received by the named executive officers of the Company during 2015.

Name and Principal Position	Grant date	Estimated future payouts under non-equity incentive plan awards(1)	Estimated future payouts under equity incentive plan awards	All other stock awards: Number of shares of stock (#)	Grant date fair value of stock (2)
		Target ($)	Target (#)
Jon P. Vrabely	—	$760,000
	1/27/15		100,000		$319,000
Gregory W. Gurley	—	$165,512
	1/27/15		40,000		$127,600
Brian Robinson	—	$146,021
	1/27/15		35,000		$111,650
Philip W. Keipp (3)	—	N/A
	1/27/15		60,000		$191,400

(1)	Under the 2015 annual incentive program, no target amount is determinable because awards are based on a discretionary allocation of a formulaic pool. The amount shown is the amount actually awarded for 2015 and included in the Summary Compensation Table.
(2)	The per-share grant date fair value is computed as the average of the high and low stock prices on the date of grant. The 2015 awards were granted on January 27, 2015, on which date the per-share fair value was $3.19.
(3)	On May 29, 2015, Mr. Keipp resigned from the Company, effective June 12, 2015. As part of his severance agreement, Mr. Keipp retained 20,000 shares of the 2015 restricted stock award to vest on January 27, 2016. The rest of Mr. Keipp’s 2015 restricted stock grant and 2015 annual incentive cash bonus were forfeited. Further information regarding Mr. Keipp’s severance agreement is provided under the heading “Separation Agreement with Mr. Keipp” in this Proxy Statement.

Outstanding Equity Awards at December 31, 2015

The following table sets forth certain information with respect to unexercised stock options and unvested shares of restricted stock held at December 31, 2015 by each of the named executive officers.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options - Exercisable	Number of Securities Underlying Unexercised Options - Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested(1)
Jon P. Vrabely					210,999	(2)	$801,796
Gregory W. Gurley					81,666	(3)	$310,331
Brian Robinson					70,333	(4)	$267,265
Philip W. Keipp					63,333	(5)	$240,665

(1)	Computed based on the closing price of $3.80 of the Company’s common stock on December 31, 2015.
(2)	Mr. Vrabely’s unvested restricted shares vest as follows: 33,334 on January 27, 2016; 33,333 on January 28, 2016; 44,333 on January 29, 2016; 33,333 on January 27, 2017; 33,333 on January 28, 2017 and 33,333 on January 27, 2018.
(3)	Mr. Gurley’s unvested restricted shares vest as follows: 13,334 on January 27, 2016; 13,333 on January 28, 2016; 15,000 on January 29, 2016; 13,333 on January 27, 2017; 13,333 on January 28, 2017 and 13,333 on January 27, 2018.

(4)	Mr. Robinson’s unvested restricted shares vest as follows: 11,667 on January 27, 2016; 11,666 on January 28, 2016; 12,000 on January 29, 2016; 11,666 on January 27, 2017; 11,667 on January 28, 2017 and 11,667 on January 27, 2018.
(5)	Per the terms of the severance agreement with Mr. Keipp 20,000 restricted shares vested on January 27, 2016; 20,000 on January 28, 2016; and 23,333 on January 29, 2016. All other unvested equity awards held by Mr. Keipp were forfeited upon his termination of employment.

Option Exercises and Stock Vested — 2015

The following table sets forth certain information with respect to shares of restricted stock which vested during the year ended December 31, 2015 for each of the named executive officers.

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting(1)
Jon P. Vrabely	152,667	$483,971	(2)
Gregory W. Gurley	50,001	$158,820	(3)
Brian Robinson	45,334	$143,684	(4)
Philip W. Keipp	73,333	$233,199	(5)

(1)	Computed by multiplying the number of shares acquired on vesting by the market value of the shares on the vesting date.
(2)	Mr. Vrabely’s shares vested as follows: 33,334 shares vested on January 28, 2015, on which date the market value of the underlying shares was $3.195, 44,333 shares vested on January 29, 2015, on which date the market value of the underlying shares was $3.27, and 75,000 shares vested on February 21, 2015, on which date the market value of the underlying shares was $3.10.
(3)	Mr. Gurley’s shares vested as follows: 13,334 shares vested on January 28, 2015, on which date the market value of the underlying shares was $3.195, 15,000 shares vested on January 29, 2015, on which date the market value of the underlying shares was $3.27, and 21,667 shares vested on February 21, 2015, on which date the market value of the underlying shares was $3.10.
(4)	Mr. Robinson’s shares vested as follows: 11,667 shares vested on January 28, 2015, on which date the market value of the underlying shares was $3.195, 12,000 shares vested on January 29, 2015, on which date the market value of the underlying shares was $3.27, and 21,667 shares vested on February 21, 2015, on which date the market value of the underlying shares was $3.10.
(5)	Mr. Keipp’s shares vested as follows: 20,000 shares vested on January 28, 2015, on which date the market value of the underlying shares was $3.195, 23,333 shares vested on January 29, 2015, on which date the market value of the underlying shares was $3.27, and 30,000 shares vested on February 21, 2015, on which date the market value of the underlying shares was $3.10.

Potential Payments Upon Termination or Change of Control

Change of Control Arrangements

Except for certain severance benefits that may be payable under Mr. Vrabely’s employment agreement (see discussion under “Compensation of Chief Executive Officer” on page 16 above), the Company does not provide any severance benefits to its named executive officers other than in connection with certain terminations following a change of control, as described below.

The Company has entered into separate change of control agreements with each of its named executive officers, except for Mr. Vrabely. The Company’s change of control agreement with Mr. Vrabely is contained in his employment agreement, the current term of which expires on December 31, 2016 and which is automatically extended for additional one-year periods unless either the Company or Mr. Vrabely gives the other party notice at least 90 days prior to expiration that the period will not be extended. The change of control agreements with the other named executive officers are for an initial three-year period and are automatically extended for an additional year on each anniversary date of the agreement unless the Company gives notice that the period will not be extended.

Each change of control agreement and Mr. Vrabely’s employment agreement provides that if, within three years following a “change of control” of the Company, as defined below, the employee is terminated without cause or voluntarily terminates for good reason, as defined below, the employee will be entitled to the following, in addition to salary due at the date of termination: (1) a pro rata portion of the employee’s highest annual bonus (the highest annual bonus is the greater of the annual bonus for the prior year or the average annual bonus for the prior three years), (2) a lump sum payment equal to two times the employee’s annual salary and average bonus for the prior three years, (3) the payment of deferred compensation, and (4) continuation of benefits under the Company’s welfare benefit plans for two years after termination. The foregoing amounts (other than the continuation of benefits) are to be paid in cash in a lump sum within 30 days following the employee’s termination, except that, to the extent necessary to comply with Section 409A of the Code, payments will be withheld until the first day of the seventh month following termination.

The change of control agreements and Mr. Vrabely’s employment agreement define a “change of control” to mean, generally:

•	the acquisition of at least 50% of the Company’s outstanding shares;

•	a change in the majority of the members of the Company’s Board that is not supported by the incumbent Board;

•	a merger or other business combination that results in the Company’s stockholders immediately before the transaction owning less than 50% of the voting power after the transaction;

•	a sale of substantially all of the Company’s assets; or

•	the approval of a plan for complete liquidation or dissolution of the Company.

The change of control agreements and Mr. Vrabely’s employment agreement define “cause” to mean, generally:

•	personal dishonesty or breach of fiduciary duty involving personal profit at the expense of the Company;

•	repeated, deliberate violations of the employee’s duties;

•	commission of a criminal act related to the performance of the employee’s duties;

•	furnishing of proprietary confidential information about the Company to a competitor;

•	habitual intoxication by alcohol or drugs during work hours; or

•	conviction of a felony.

The change of control agreements define “good reason” to mean, generally:

•	diminution in the employee’s position, authority, duties or responsibilities;

•	failure of the Company to provide the employee with compensation and benefits as described in the agreement;

•	requiring the employee to be based at any office or location more than 35 miles from the location at which the employee was based prior to the change of control; or

•	any purported termination by the Company of the employee’s employment except as expressly permitted by the agreement.

If the Company’s tax counsel determines that any economic benefit or payment or distribution by the Company to the employee pursuant to the agreement is subject to the excise tax imposed by Section 4999 of the Code, the Company will reduce the aggregate payments due to the employee under the agreement and any other agreement, plan or program of the Company to an amount that is one dollar less than the maximum amount allowable without becoming subject to the excise tax.

The change of control agreements and Mr. Vrabely’s employment agreement prohibit the officer from engaging in certain conduct during the term of employment and for one year following termination from employment with the Company: (1) engaging in any business that is competitive with the Company, (2) soliciting for employment any current employee of the Company or any individual who had been employed by the Company in the one year prior thereto, and (3) soliciting the business of the Company or doing business with any actual or prospective customer or supplier of the Company. The change of control agreements and Mr. Vrabely’s employment agreement also prohibit the officer from disclosing any confidential information of the Company at any time.

The Company’s equity incentive plans and the award agreements under such plans provide that all restrictions on restricted stock lapse, and all then-outstanding stock options and stock appreciation rights, if any, become fully vested and exercisable in the event of a change of control of the Company, as defined below.

The Company’s 2005 EIC Plan defines a change of control to mean, generally:

•	the acquisition of at least 20% of the Company’s outstanding shares;

•	a change in the majority of the members of the Company’s Board that is not supported by the incumbent Board;

•	a merger or other business combination that results in the Company’s stockholders immediately before the transaction owning less than 50% of the voting power after the transaction;

•	a sale of substantially all of the Company’s assets;

•	the start of a tender offer for all or part of the Company’s outstanding shares; or

•	the approval of a plan for complete liquidation or dissolution of the Company.

Potential Payments to Named Executive Officers Upon Qualifying Termination Following a Change in Control

Name	Salary/ Bonus Severance(1)	Early Vesting – Restricted Stock(2)	Benefits Continuation(3)	Total
Jon P. Vrabely(4)	$1,738,627	$801,796	$70,544	$2,610,967
Greg Gurley	$735,168	$310,331	$61,184	$1,106,683
Brian D. Robinson	$704,655	$267,265	$63,923	$1,035,843

(1)	Represents an amount equal to two times each officer’s annual base salary at December 31, 2015, plus two times each officer’s average annual bonus for the prior three years.
(2)	Represents the market value of each officer’s unvested restricted stock at December 31, 2015, using the closing market price of Company common stock of $3.80 per share on December 31, 2015, the last trading day of 2015.
(3)	Represents the cost of continuing health and welfare benefits for two years.
(4)	The amounts in this table (other than early vesting of restricted stock) would also apply for Mr. Vrabely in case of a termination without cause not in connection with a change in control, as provided by his employment agreement as of December 31, 2015.

Potential Payments to Named Executive Officers Upon a Change in Control With No Qualifying Termination

As noted above, the Company’s 2005 EIC Plan provides that all restricted stock awards vest immediately upon a change in control. Therefore, if a change in control as defined in the 2005 EIC Plan occurred on December 31, 2015, and the named executive officers either continued in office or were terminated for a reason other than as set forth in the preceding table, each named executive officer would be entitled to payment or realization of the amounts set forth in the preceding table under the caption “Early Vesting – Restricted Stock”.

In addition, the change in control agreements and Mr. Vrabely’s employment agreement provide that if the employee terminates by reason of death or disability within three years following a change in control, the employee is entitled to a pro rata portion for the year of termination of the bonus earned in the preceding fiscal year.

Separation Agreement with Mr. Keipp

On May 29, 2015, Phillip Keipp resigned his employment as the Company’s Vice President – Chief Financial Officer effective June 12, 2015. In connection with his resignation, Mr. Keipp and the Company entered into a separation agreement pursuant to which, among other things, Mr. Keipp agreed to release the Company of all claims and the Company agreed to pay Mr. Keipp severance of $20,710 per month in consideration for the provision of transition services to the Company from June 12, 2015, the last day of his employment, through December 31, 2015. The Company also agreed to amend certain restricted stock awards held by Mr. Keipp such that the following restricted stock awards vested on the following dates: 20,000 shares on January 27, 2016, 20,000 shares on January 28, 2016 and 23,333 shares on January 29, 2016. All other unvested equity awards held by Mr. Keipp were forfeited upon his termination of employment. Under the separation agreement, Mr. Keipp also agreed not to disclose any confidential information of the Company at any time or to disparage the employees, business or products of the Company.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely upon a review of the forms furnished to the Company or written representations of certain persons, each director, officer and beneficial owner of greater than 10% of the outstanding shares of the Company timely filed all required reports under Section 16(a) of the Securities Exchange Act of 1934, as amended, for 2015.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company’s Audit Committee charter requires that the Audit Committee, which is comprised entirely of independent directors, review all related party transactions and potential conflict of interest situations involving members of the Board of Directors or senior management. Current SEC rules define a related party transaction to include any transaction, arrangement or relationship in which the Company is a participant and the related party has a direct or indirect interest. Since January 1, 2015, the beginning of the Company’s last fiscal year, the Company has not had any related party transactions involving an amount in excess of $120,000.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee is comprised of Messrs. Glass and Tanner. No member of the Compensation Committee is or has ever been an officer or employee of the Company and no executive officer of the Company has served as a director or member of a compensation committee of another company of which any member of the Board of Directors is an executive officer.

PRINCIPAL ACCOUNTING FIRM SERVICES AND FEES

The following table sets forth the aggregate fees billed for the years ended December 31, 2015 and 2014 by KPMG LLP, the Company’s principal accounting firm during those years.

	2015	2014
Audit Fees(1)	$458,500	$477,450
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total Fees	$458,500	$477,450

(1)	Audit fees consist of fees for the following services: (a) the audit of the Company’s annual financial statements, and (b) reviews of the Company’s quarterly financial statements.

The Audit Committee has adopted a policy under which the independent auditors are prohibited from performing certain services in accordance with Section 202 of the Sarbanes-Oxley Act of 2002. The Audit Committee pre-approves all services to be provided by the independent auditors. The Audit Committee pre-approves the annual audit engagement terms and fees at the beginning of the year and pre-approves, if necessary, any changes in terms or fees resulting from changes in audit scope, Company structure or other matters. For services other than the annual audit engagement, if pre-approval by the full Audit Committee at a regularly scheduled meeting is not practical due to time limitations or otherwise, the Chairman of the Audit Committee may pre-approve such services and shall report any such pre-approval decision to the Audit Committee at the next regularly scheduled meeting.

ITEM 3 — ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

We are asking our stockholders to provide advisory approval of the compensation of our named executive officers, as described in this Proxy Statement. While this vote is advisory, and not binding on the Company, it will provide information to us regarding stockholder sentiment about our core principles and objectives, which we will be able to consider when determining executive compensation in the future. Last year, approximately 95% of the votes cast in our advisory vote were to approve the compensation of our named executive officers.

Stockholders should review the Compensation Discussion and Analysis set forth in this Proxy Statement, compensation tables, and related narratives appearing in this Proxy Statement for more information regarding the compensation of our named executive officers. As described in those sections, the primary objective of our executive compensation program is to attract and retain qualified employees. Our compensation program is designed to reward the named executive officers for individual performance, Company performance and increases in stockholder value. Accordingly, executive compensation is based on our pay-for-performance philosophy, which emphasizes executive performance measures that correlate closely with the achievement of both shorter-term performance objectives and longer-term stockholder value. The Compensation Committee regularly reviews our executive compensation program to assure that it continues to meet these overall objectives.

We believe that the information we have provided in this Proxy Statement demonstrates that our executive compensation program was designed appropriately and is working to ensure management’s interests are aligned with our stockholders’ interests to support long-term value creation.

The Board of Directors unanimously recommends a vote “FOR” the following resolution:

RESOLVED, that the compensation of the named executive officers as disclosed in the Proxy Statement is approved.

Vote Required

Assuming a quorum is present at the meeting, the proposal will be approved if it receives the affirmative vote of a majority of votes cast by holders of shares of common stock present in person or represented by proxy and entitled to vote at the Annual Meeting.

ITEM 4 — RATIFICATION OF APPOINTMENT OF KPMG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2016

The Audit Committee has appointed KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2016. KPMG LLP served as the Company’s independent registered public accounting firm for the year ended December 31, 2015. A representative of KPMG LLP will be present, in person or via telephone, at the Annual Meeting, will have an opportunity to make a statement, if desired, and will be available to respond to appropriate questions from stockholders.

Although this appointment is not required to be submitted to a vote of stockholders, the Board of Directors believes it is appropriate to request that the stockholders ratify the appointment of KPMG LLP as the Company’s independent registered accounting firm for the year ending December 31, 2016. If the stockholders do not so ratify, the Audit Committee will investigate the reasons for stockholder rejection and will reconsider the appointment.

The Board of Directors unanimously recommends a vote “FOR” ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2016.

Vote Required

Assuming a quorum is present at the meeting, the proposal will be approved if it receives the affirmative vote of a majority of votes cast by holders of shares of common stock present in person or represented by proxy and entitled to vote at the Annual Meeting.

MISCELLANEOUS

Solicitation of Proxies

This solicitation of proxies for use at the Annual Meeting is being made by the Company, and the Company will bear all of the costs of the solicitation. In addition to the use of the mails, proxies may be solicited by personal interview, telephone and fax by directors, officers and employees of the Company, who will undertake such activities without additional compensation. Banks, brokerage houses and other institutions, nominees and fiduciaries will be requested to forward the proxy materials to the beneficial owners of the common stock held of record by such persons and entities and will be reimbursed for their reasonable expenses in forwarding such material.

Next Annual Meeting; Stockholder Proposals

The Company’s bylaws provide that the Annual Meeting of stockholders of the Company will be held on the fourth Monday in April in each year unless otherwise determined by the Board of Directors. Appropriate proposals of stockholders intended to be presented at the 2017 Annual Meeting of Stockholders must be received by the Company for inclusion in the Company’s Proxy Statement and form of proxy relating to that meeting on or before November 20, 2016. In addition, the Company’s bylaws provide that if stockholders intend to nominate directors or present proposals at the 2017 Annual Meeting other than through inclusion of such proposals in the Company’s proxy materials for that meeting, then the Company must receive notice of such nominations or proposals no earlier than January 26, 2017 and no later than February 25, 2017. If the Company does not receive notice by that date, then such proposals may not be presented at the 2017 Annual Meeting.

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 6:00 a.m., Eastern Daylight Time, on April 26, 2016.

Vote by Internet • Go to www.envisionreports.com/HBP • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.   ▼

A	Proposals — The Board of Directors recommends a vote FOR the nominee listed on Proposal 1, FOR all nominees listed on Proposal 2, FOR Proposal 3 and FOR Proposal 4.

+
1.	Election of Directors for a one-year term expiring at the 2017 Annual Meeting of Stockholders:
		For	Withhold
	01 - Gina G. Hoagland	☐	☐

2.	Election of Directors for a three-year term expiring at the 2019 Annual Meeting of Stockholders:

		For	Withhold				For	Withhold		For	Withhold
	01 - Jon P. Vrabely	☐	☐	02 - Patrick L. Larmon			☐	☐	03 - James F. Hibberd	☐	☐
				For	Against	Abstain					For	Against	Abstain
3.	To approve, by a non-binding advisory vote, the compensation paid to the Company’s named executive officers.			☐	☐	☐	4.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2016.			☐	☐	☐

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Note: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE

YOUR VOTE IS IMPORTANT

Regardless of whether you plan to attend the Annual Meeting of Stockholders, you can be sure your shares are represented at the meeting by promptly returning your proxy in the enclosed envelope.

Proxy card must be signed and dated on the reverse side.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Huttig Building Products, Inc.

Annual Meeting of Stockholders to Be Held on April 26, 2016

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned does hereby appoint and constitute Jon P. Vrabely and Donald E. Hake, and each of them, true and lawful agents and proxies of the undersigned, with power of substitution, and hereby authorizes each of them to vote, as directed on the reverse side of this card, or, if not so directed, in accordance with the Board of Directors’ recommendation, all shares of Huttig Building Products, Inc. held of record by the undersigned at the close of business on February 29, 2016 at the Annual Meeting of Stockholders of Huttig Building Products, Inc. to be at the St. Louis Marriott West at 660 Maryville Centre Drive, St. Louis, MO 63141 on Tuesday, April 26, 2016 at 8 a.m., local time, or at any adjournment or postponement thereof, with all the powers the undersigned would possess if then and there personally present, and to vote, in their discretion, upon such other matters as may come before said meeting.

The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments or postponements thereof.

You are encouraged to specify your choices by marking the appropriate boxes, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The proxies cannot vote your shares unless you sign and return this card or use the toll-free telephone number or the Internet as instructed on the reverse side. This Proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR each nominee for election as a director, FOR proposal 3 and FOR proposal 4.

(Continued, and to be signed, on the reverse side.)